As filed with the Securities and Exchange Commission on March 9, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CERNER CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	43-1196944
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2800 Rockcreek Parkway, North Kansas City, Missouri 64117

(Address of principal executive offices) (ZIP code)

CERNER CORPORATION

FOUNDATIONS RETIREMENT PLAN

(formerly CERNER CORPORATION ASSOCIATE 401(k) RETIREMENT PLAN)

(Full title of the plan)

Marc G. Naughton

Executive Vice President and Chief Financial Officer

2800 Rockcreek Parkway

North Kansas City, Missouri 64117

(Name and address of agent for service)

(816) 221-1024

(Telephone number, including area code, of agent for service)

Copy to:

Craig L. Evans

Stinson Morrison Hecker LLP

1201 Walnut, Suite 2900

Kansas City, Missouri 64106

(816) 842-8600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum Offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, par value $.01 per share	15,000,000(2)	$74.79	$1,121,850,000	$128,564

(1)	Calculated pursuant to Rules 457(h)(1) and 457(c) based on the average of the high and low prices reported for the Registrant’s common stock on March 6, 2012, on the NASDAQ Stock Market. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933.
(2)	Represents the maximum number of shares of Common Stock that may be offered pursuant to this registration statement, consisting of shares issuable pursuant to the Cerner Corporation Foundations Retirement Plan. In the event of a stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, the number of shares of Common Stock registered hereby shall be automatically increased to cover the additional shares of Common Stock in accordance with Rule 416 under the Securities Act of 1933.

PART I

Information Required in the Section 10(a) Prospectus

The documents containing the information required by Part I of Form S-8 will be sent or given to associates or others as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011; and

(b)	the description of the Common Stock of the Registrant which is contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-15386), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents; except that nothing in this registration statement shall be deemed to incorporate by reference herein any information included in (i) any document in response to Items 2.01 or 7.01 of a current report on Form 8-K or paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K, (ii) any other information that is furnished to the Commission under applicable rules of the Commission rather than filed with the Commission, and (iii) exhibits furnished in connection with the information furnished.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Randy D. Sims, the Registrant’s Sr. Vice President, Chief Legal Officer and Secretary, has passed on the validity of the shares of Common Stock identified above. Mr. Sims beneficially owns or has rights to acquire an aggregate of less than 1% of the outstanding shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

(a) Section 145 of the Delaware General Corporation Law (the “DGCL”) (1) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of other enterprises, as well as certain other persons, against expenses, judgments, fines and settlement amounts incurred by such directors, officers or other persons in defense of any action, suit or proceeding to which they are made parties by reason of being or having been a director, officer, employee or agent of the corporation, or of another enterprise at the request of the corporation, subject to specified conditions and exclusions, (2) gives such directors, officers or other persons who are successful in the defense of any action, suit or proceeding the right to be indemnified, and (3) authorizes the corporation to purchase and maintain directors’ and officers’ liability insurance. The indemnification authorized by Section 145 of the DGCL is not exclusive of any other rights to which those indemnified may be entitled under any bylaws, agreement, vote of shareholders or disinterested directors, policy of insurance or otherwise.

(b) Article Tenth of the Registrant’s Second Restated Certificate of Incorporation authorizes the Registrant to agree to indemnify any of its directors, officers, employees or agents, and any person who serves at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the laws of the state of Delaware; provided that the Registrant is not permitted to indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

(c) In accordance with Section 102(b)(7) of the DGCL, Article Tenth of the Registrant’s Second Restated Certificate of Incorporation contains a provision eliminating a director’s personal liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted or authorized by the laws of the state of Delaware. Section 102(b)(7) of the DGCL prohibits the elimination or limitation of a director’s liability (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (3) under Section 174 of the DGCL (relating to unlawful dividend payments or stock redemptions or repurchases), or (4) for any transaction from which the director derived an improper personal benefit.

(d) Section 28 of the Registrant’s Amended and Restated Bylaws dated March 9, 2011 (the “Amended and Restated Bylaws”) requires the Registrant to indemnify any person (1) against all liabilities and expenses actually and reasonably incurred by such person in connection with any action, suit or proceeding (other than an action by or in the right of the Registrant) or (2) against any amounts paid in settlement and expenses actually and reasonably incurred by such person in an action by or in the right of the Registrant, in either case, by reason of the fact that such person is or was serving as a director or officer of the Registrant or as a director or officer of another enterprise at the Registrant’s request; provided that (a) such person must have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to any criminal action or proceeding, that such person must have had no reasonable cause to believe such person’s conduct was unlawful, and (b) the Registrant is not required to indemnify or advance expenses to such person in connection with an action, suit or proceeding initiated by such person unless the initiation of such action, suit or proceeding was authorized by the Registrant’s Board of Directors. Section 28 further provides that the Registrant shall not indemnify any person for any liabilities or expenses incurred by such person in connection with an action, suit or proceeding by or in the right of the Registrant in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which the action, suit or proceeding is brought determines that the person is entitled to such indemnity. If any person serving as a director or officer of the Registrant or as a director or officer of another enterprise at the Registrant’s request is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, said Section 28 requires that the Registrant indemnify such person against expenses actually and reasonably incurred by such person in connection therewith. Prior to indemnifying a person pursuant to Section 28 of the Registrant’s Amended and Restated Bylaws, the Registrant must determine that such person has met the specified standard of conduct required for indemnification unless ordered by a court and except as otherwise provided by the immediately preceding sentence. Such determination must be made by (y) a majority vote of a quorum of the directors who were not party to the action, suit or proceeding (or by independent legal counsel in a written opinion if so directed by a quorum of disinterested directors or if such a quorum is not obtainable), or (z) the shareholders. If the determination is adverse to the person seeking to be indemnified, such person may cause the determination to be made by a court having jurisdiction over the Registrant. The indemnification provided by Section 28 of the Registrant’s Amended and Restated Bylaws is not exclusive of any other rights to which those seeking indemnification may be entitled under any statute, the Registrant’s Second Restated Certificate of Incorporation dated December 5, 2003 (as amended May 27, 2011), the Registrant’s Amended and Restated Bylaws, any agreement, vote of shareholders or disinterested directors, policy of insurance or otherwise, both as to action in their official capacities and as to action in other capacities while holding their respective offices.

(e) The Registrant has entered into indemnification agreements with the Registrant’s directors, Gerald E. Bisbee, Jr., Ph.D., Dr. Denis A. Cortese, John C. Danforth, Linda M. Dillman, Clifford W. Illig, William B. Neaves, Ph.D., Neal L. Patterson and William D. Zollars, and which, among other things, (a) confirm the present indemnity permitted under the DGCL, (b) provide that, in addition, the directors shall be indemnified to the fullest possible extent permitted by law against all expenses (including attorneys’ fees), judgments, fines, and settlement amounts, paid or incurred by them in any action or proceeding, including any action by or in the right of the Registrant, on account of their services as a director of the Registrant or as a director of any subsidiary of the Registrant or as a director, officer, employee or agent of any other company or enterprise when they are serving in such capacities at the request of the Registrant, and (c) provide procedures for notification and defense of a claim. However, no indemnity will be provided to any director on account of conduct that is adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct. The indemnification agreements also provide that the Registrant will advance the expenses of defending an action, lawsuit or other proceeding to the indemnified director before the matter is disposed of if the indemnitee agrees to repay any such advances to the Registrant if it is later determined that he or she was not entitled to indemnification.

(f) Section 28 of the Registrant’s Amended and Restated Bylaws permits the Registrant to insure any person against any liability incurred by such person by reason of the fact that such person is or was serving as a director or officer of the Registrant or as a director or officer of another enterprise at the Registrant’s request, whether or not the Registrant would have the power to indemnify such person under the provisions described above. The Registrant has obtained directors’ and officers’ liability insurance for each of its directors and executive officers which (subject to certain limits and deductibles) (i) insures such persons against loss arising from certain claims made against them by reason of such persons being a director or officer, and (ii) insures the Registrant against loss which it may be required or permitted to pay as indemnification due such persons for certain claims. Such insurance may provide coverage for certain matters as to which the Registrant may not be permitted by law to provide indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following Exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Description
3.1	Second Restated Certificate of Incorporation, as amended through December 5, 2003 (filed as Exhibit 3(a) to Registrant’s Annual Report on Form 10-K for the 2003 fiscal year, filed on March 18, 2004, SEC File No./Film No. 0-1536/04677199, and incorporated herein by reference)

3.2	Certificates of Amendment to the Second Restated Certificate of Incorporation (filed as Exhibits 3.1 and 3.2 to the Registrant’s current report on Form 8-K, filed on June 1, 2011, and incorporated herein by reference)

3.3	Amended and Restated Bylaws of Registrant dated March 9, 2011 (filed as Exhibit 3.2 to Registrant’s Form 8-K filed on March 15, 2011, and incorporated herein by reference)

4.1	Specimen Stock Certificate (filed as Exhibit 4(a) to Registrant’s Annual Report on Form 10-K for the 2006 fiscal year, filed on February 28, 2007, and incorporated herein by reference)

5.1	Opinion of Randy D. Sims, Esq.

23.1	Consent of KPMG LLP

23.2	Consent of Randy D. Sims, Esq. (contained in Exhibit 5.1)

24.1	Power of Attorney included on the signature page of this Registration Statement

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Kansas City, State of Missouri, on March 9, 2012.

CERNER CORPORATION

By:	/s/ Marc G. Naughton

Marc G. Naughton
Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Cerner Corporation, hereby severally constitute Neal L. Patterson, Clifford W. Illig, Marc G. Naughton and Randy D. Sims and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Cerner Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Neal L. Patterson	Chairman of the Board, Chief Executive Officer (Principal Executive Officer) and President
Neal L. Patterson		March 9, 2012

/s/ Clifford W. Illig
Clifford W. Illig	Vice Chairman and Director	March 9, 2012

/s/ Marc G. Naughton	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Marc G. Naughton		March 9, 2012

/s/ Michael R. Battaglioli
Michael R. Battaglioli	Vice President and Chief Accounting Officer	March 9, 2012

/s/ Gerald E. Bisbee, Jr.
Gerald E. Bisbee, Jr.	Director	March 9, 2012

/s/ Denis A Cortese
Dr. Denis A. Cortese	Director	March 9, 2012

/s/ John C. Danforth
John C. Danforth	Director	March 9, 2012

/s/ Linda M. Dillman
Linda M. Dillman	Director	March 9, 2012

/s/ William B. Neaves
William B. Neaves	Director	March 9, 2012

/s/ William D. Zollars
William D. Zollars	Director	March 9, 2012

EXHIBIT INDEX

5.1	Opinion of Randy D. Sims, Esq.

23.1	Consent of KPMG LLP